Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Universal Display Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-138732, 333-134022, 333-131515, 333-129745, 333-124306, 333-120737, 333-112077, 333-101733, 333-88950, 333-74854, 333-72846, 333-60856, 333-50990, 333-48810, 333-40760 and 333-27901) on Form S-3, registration statements (Nos. 333-112067 and 333-92649) on Form S-8 and registration statement (No. 333-81983) on Form SB-2 of Universal Display Corporation of our reports dated March 14, 2007, with respect to the consolidated balance sheets of Universal Display Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Universal Display Corporation.

Our report dated March 14, 2007, with respect to the consolidated balance sheets of Universal Display Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that describes Universal Display Corporation’s adoption of the fair value method of accounting for the stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/  KPMG LLP

Philadelphia, Pennsylvania
March 14, 2007